Exhibit 99.1

Press Release

Release Date:	January 28, 2022 At 4:30 p.m. EST	Contact:	Jack E. Rothkopf Chief Financial Officer (215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2021

RESULTS

Philadelphia, Pennsylvania (January 28, 2022) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $1.8 million, or $0.24 per diluted share, for the quarter ended December 31, 2021 as compared to $1.8 million or $0.23 per diluted share, for the comparable period in 2020.

Dennis Pollack, President and CEO, commented, “We are pleased to report continued positive operating results. We are continuing to closely monitor the challenging environment surrounding the continuing COVID-19 pandemic but remain confident in our long-term strength and stability and our ability to weather the storm of this crisis. We are also carefully monitoring the interest rate environment and the effect potential increase in market rates of interest will have on our financial results. We continue to evaluate and implement strategies to enhance shareholder value including the maintenance of our regular quarterly dividends, but with a focus on protecting our capital in these uncertain times.”

Highlights for the Quarter Ended December 31, 2021

●	Our net interest margin improved to 2.32% for the three months ended December 31, 2021 compared to 2.02% for the comparable period in 2020.
●	The Company’s tangible book value per share (non-GAAP) was $16.38 per share at December 31, 2021 as compared to $15.97 at September 30, 2021 and $15.61 at December 31, 2020.
●	Non-performing loans decreased to $8.1 million at December 31, 2021 from $8.4 million at September 30, 2021.
●	As of December 31, 2021 there are no loans on COVID-19 deferral.

Net Interest Income:

For the three months ended December 31, 2021, net interest income amounted to $5.9 million as compared to $5.7 million for the same period in 2020. The increase reflected a decrease of $696,000 in interest paid on deposits and borrowings which was partially offset by a $451,000 decrease in interest income. The weighted yield on interest-earning assets increased 17 basis points to 3.61% from 3.44% for the three months ended December 31, 2020 primarily as a result of the change in the composition of the investment portfolio as shorter term amortizing securities have paid down more quickly than the longer term bullet securities. The weighted average cost of borrowings and deposits decreased 13 basis points to 1.46% for the quarter ended December 31, 2021 from 1.59% for the same period in 2020 due to decreases in market rates of interest. The net interest margin increased to 2.32% during the quarter ended December 31, 2021 from 2.02% for the comparable period in 2020. The margin improvement experienced in the current period in large part reflected the decline in interest-bearing liability costs combined with the increase in the yield earned on interest-earning assets, offset partially by the decline in net interest earning-assets.

Non-Interest Income:

With respect to the quarter ended December 31, 2021, non-interest income amounted to $370,000 as compared to $537,000 for the same quarter in fiscal 2021. Non-interest income was lower in the first quarter of fiscal 2022 as compared to the first quarter of fiscal 2021 primarily due to decreases in interest rate swap income of $78,000 together with a $40,000 decrease in income from gain recognized on loans sold.

Non-Interest Expense:

Non-interest expense remained relatively stable, increasing modestly from $4.1 million for the three month period ended December 31, 2020 to $4.2 million for the three months ended December 31, 2021.

Income Taxes:

For the three-month period ended December 31, 2021, the Company recorded income tax expense of $254,000, compared to income tax expense of $286,000 for the same period in the prior year. The decline is primarily due to the increase in the current quarter of interest income on municipal securities, which is generally not taxable for federal income tax purposes. The decline also reflects the slight decrease in income before taxes earned for the first quarter of fiscal 2022.

Balance Sheet:

Total assets decreased by $16.3 million to approximately $1.1 billion at December 31, 2021 from September 30, 2021. Net loans receivable decreased $33.4 million to $584.8 million at December 31, 2021 from $618.2 million at September 30, 2021. The decrease was primarily related to paydowns in construction and land development loans and one-to-four family loans, partially offset by increases in commercial business loans. The investment portfolio decreased between the periods by $10.7 million primarily as a result of paydowns of securities, while cash and cash equivalents increased by $31.1 million.

Total liabilities decreased by $19.4 million during the quarter to $950.6 million at December 31, 2021 due primarily to a $24.1 million decrease in borrowings partially offset by a $9.2 million increase in deposits. The growth in deposits was primarily due to an increase in demand deposits. At December 31, 2021, the Company had FHLB advances outstanding of $207.9 million, as compared to $232.0 million at September 30, 2021 as the Company allowed higher costing FHLB borrowings to run-off as they matured in order to reduce its cost of funds. All of the borrowings at December 31, 2021 had maturities of less than five years.

Total stockholders’ equity increased by $3.1 million to $133.6 million at December 31, 2021 from $130.5 million at September 30, 2021. The increase was primarily due to a $2.7 million increase in the fair value of interest rate swap arrangements. Also contributing to the increase was the $1.8 million in net income for the first quarter of fiscal 2022. These increases were partially offset by a $944,000 decrease in the fair value of investment securities available for sale combined with dividend payments totaling $544,000 during the three months ended December 31, 2021.

Asset Quality:

At December 31, 2021, the Company’s non-performing assets totaled $12.2 million or 1.1% of total assets as compared to $12.5 million or 1.1% of total assets at September 30, 2021. Non-performing assets at December 31, 2021 included three construction loans aggregating $3.6 million, 18 one-to-four family residential mortgage loans aggregating $3.2 million, two commercial real estate loans aggregating $1.3 million and two pieces of other real estate owned that related to two non-performing construction loans aggregating $4.1 million that were foreclosed during the third quarter of fiscal 2021. At December 31, 2021, the Company had three loans totaling $1.6 million that were classified as troubled debt restructurings (“TDRs”). All three TDRs are on non-accrual. Two of the TDRs consist of loans aggregating $898,000 secured by two single-family residential properties and are performing in accordance with the restructured terms. The remaining TDR is a $705,000 commercial real estate loan classified as non-accrual and is part of a lending relationship totaling $5.5 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship and the two construction loans noted above that became other real estate owned during the quarter ended June 30, 2021). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank moved the underlying litigation with the borrower noted above from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. As of December 31, 2021, 45 units have been sold in the project resulting in $1.3 million applied against the outstanding debt owed the Bank.

The Company recorded no provision for loan losses for the three months ended December 31, 2021 as the $3.0 million provision expense incurred in fiscal 2020, combined with minimal recent charge-offs, was deemed sufficient to maintain the allowance at a level sufficient to cover all inherent and known losses in the current portfolio. During the three months ended December 31, 2021 and 2020, the Company recorded recoveries of $1,000 and $15,000, respectively, and charge offs totaling $136,000 for the three months ending December 31, 2021 and none in the three-month period ending December 31, 2020. Although our COVID-19 loan deferrals were as high as $149.7 million during portions of fiscal 2020, all COVID-19 deferrals had ended by September 30, 2020. All of the loans that had been granted COVID-19 deferrals were current as of December 31, 2021.

The allowance for loan losses totaled $8.4 million, or 1.4% of total loans, and 104.0% of total non-performing loans at December 31, 2021 (which included loans acquired at their fair value as a result of the acquisition of Polonia Bancorp, Inc. (“Polonia”) as of January 1, 2017) as compared to $8.5 million, or 1.4% of total loans and 101.6% of total non-performing loans at September 30, 2021. The Company believes that the allowance for loan losses at December 31, 2021 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

COVID-19 Related Information

As noted above, in response to the current situation surrounding the on-going COVID-19 pandemic, the Company continues to provide assistance to its customers in a variety of ways. The Company participated in the initial Paycheck Protection Program (“PPP”) offered under the CARES Act as a Small Business Administration (“SBA”) lender. All of such loans were sold, recognizing a gain of $110,000 during fiscal 2020. During fiscal 2021 we worked with a third party in order for our customers to be able to participate in the updated PPP loan program adopted as part of the COVID-19 stimulus bill enacted in December 2020 as part of the 2021 Consolidated Appropriations Act.

The primary method of relief was to allow the borrower to defer their loan payments for three months (and extending the term of the loan accordingly). The CARES Act and regulatory guidelines suspended temporarily the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. Such suspension period ended December 31, 2021. See “Asset Quality” discussion above.

While the Company’s banking operations were not restricted by the government stay-at-home orders, the Company took and continues to take steps to protect its employees and customers by providing for remote working for many employees, enhancing cleaning procedures for the Company’s offices, in particular its branch offices, requiring face masks to be worn by employees and maintaining appropriate social distancing in our offices. The Company continues to assess and monitor the on-going COVID-19 pandemic and will take additional such steps as are necessary to protect its employees and assist its depositor and borrower customers during these challenging times.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one is in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance or conditions relating to the Company and its operations. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the on-going COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic; competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2021, as supplemented by its quarterly or other reports filed subsequently with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2021	2021
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,084,172	$1,100,468
Cash and cash equivalents	113,823	82,698
Investment and mortgage-backed securities:
Held-to-maturity	17,834	20,074
Available-for-sale	297,546	305,947
Loans receivable, net	584,758	618,206
Goodwill and intangible assets	6,326	6,348
Deposits	720,684	711,515
FHLB advances	207,880	232,025
Non-performing loans	8,058	8,379
Non-performing assets	12,167	12,488
Stockholders’ equity	133,590	130,456
Common stock outstanding (shares)	7,769,387	7,769,387
Full-service offices	10	10

	For the Three Months Ended December 31,
	2021	2020
	(Dollars in Thousands, Except Per Share Data)
Selected Operating Data:
Total interest income	$9,239	$9,689
Total interest expense	3,310	4,006
Net interest income	5,929	5,683
Provision for loan losses	-	-
Net interest income after provision for loan losses	5,929	5,683
Total non-interest income	370	537
Total non-interest expense	4,207	4,097
Income before income taxes	2,092	2,123
Income tax expense	254	286
Net income	$1,838	$1,837
Basic earnings per share	$0.24	$0.23
Diluted earnings per share	$0.24	$0.23
Dividends paid per common share	$0.07	$0.07
Tangible book value per share at end of period(1)	$16.38	$15.61
Common shares outstanding (at period end)	7,769,387	7,996,864

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.61%	3.44%
Average rate paid on interest-bearing liabilities	1.46%	1.59%
Average interest rate spread(3)	2.15%	1.85%
Net interest margin(3)	2.32%	2.02%
Average interest-earning assets to average interest-bearing liabilities	112.68%	111.94%
Net interest income after provision for loan losses to total non-interest expense	140.93%	138.70%
Total non-interest expense to total average assets	1.55%	1.38%
Efficiency ratio(4)	66.79%	65.88%
Return on average assets	0.68%	0.62%
Return on average equity	5.57%	5.59%
Average equity to average total assets	12.19%	11.04%

	At or for the Three Months Ended December 31,
	2021	2020
Asset Quality Ratios(5)
Non-performing loans as a percentage of total loans receivable, net(6)	1.38%	2.12%
Non-performing assets as a percentage of total assets(6)	1.12%	1.07%
Allowance for loan losses as a percentage of total loans	1.41%	1.35%
Allowance for loan losses as a percentage of non-performing loans	104.02%	64.90%
Net recoveries (charge-offs) to average loans receivable	0.09%	(0.01)%

Capital Ratios(7)
Tier 1 leverage ratio:
Company	11.87%	10.57%
Bank	11.73%	10.42%
Tier 1 common equity risk-based capital ratio:
Company	17.53%	17.11%
Bank	17.29%	16.87%
Tier 1 risk-based capital ratio:
Company	17.53%	17.11%
Bank	17.29%	16.87%
Total risk-based capital ratio:
Company	18.75%	18.31%
Bank	18.51%	18.07%

(1)    Non-GAAP measure; see reconciliation below.

(2)    With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)    Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)    The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)    Asset quality ratios and capital ratios are end of period ratios, except for net recoveries (charge-offs) to average loans receivable.

(6)    Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being restructured and which are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.

(7)    The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company. The ratios are provided for informational purposes only.

Non-GAAP Measures Disclosures:

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Company's financial condition and results of operations and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the acquisition of Polonia as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP) at each of the dates presented.

	As of December 31, 2021		As of September 30, 2021		As of December 31, 2020
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$133,590	$133,590	$130,456	$130,456	$131,245	$131,245
Less intangible assets:
Goodwill	--	6,102	--	6,102	--	6,102
Core deposit intangible	--	224	--	246	--	314
Total intangibles	$--	$6,326	$--	$6,348	$--	$6,416
Adjusted stockholders’ equity	$133,590	$127,264	$130,456	$124,108	$131,245	$124,829
Shares of common stock outstanding	7,769,387	7,769,387	7,769,387	7,769,387	7,996,864	7,996,864
Adjusted book value per share	$17.19	$16.38	$16.79	$15.97	$16.41	$15.61